CONSENT OF INDEPENDENT ACCOUNTANTS



We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated January 30, 2003, relating to the financial statements and financial highlights which appears in the December 31, 2002 Annual Report to the Board of Trustees and Shareholders of Kalmar Pooled Investment Trust, comprised of Kalmar "Growth-with-Value" Small Cap Fund, which is also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Highlights" in the Prospectus and "Independent Accountants" and "Financial Statements" in the Statement of Additional Information.

/S/ PRICEWATERHOUSECOOPERS LLP

Philadelphia, PA
April 28, 2003